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                                                                                     EXHIBIT 12
SOUTHWESTERN BELL TELEPHONE COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
DOLLARS IN MILLIONS
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                                    NINE MONTHS ENDED                       YEAR ENDED
                                    SEPTEMBER 30,                           DECEMBER 31,



                                     1994        1993     1993     1992     1991     1990     1989

                                                                                   <,C>
Income Before Income Taxes,
 Extraordinary Loss and
 Cumulative  Effect of Changes in
 Accounting Principles              $1,238.1    $1,072.7 $1,424.2 $1,324.7 $1,286.3 $1,319.4 $1,268.9
  Add: Interest Expense                261.6       297.4    385.2    408.7    456.3    439.3    476.6
      1/3 Rental Expense                18.2        16.2     22.8     27.6     22.7     29.6     28.2


  Adjusted Earnings                 $1,517.9    $1,386.3 $1,832.2 $1,761.0 $1,765.3 $1,788.3 $1,773.7


  Total Interest Charges            $  261.6    $  297.4 $  385.2 $  408.7 $  456.3 $  439.3 $  476.6
  1/3 Rental Expense                    18.2        16.2     22.8     27.6     22.7     29.6     28.2


  Adjusted Fixed Charges            $  279.8    $  313.6 $  408.0 $  436.3 $  479.0 $  468.9 $  504.8


Ratio of Earnings to Fixed Charges      5.42        4.42     4.49     4.04     3.69     3.81     3.51




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